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As filed with the Securities and Exchange Commission on March 11, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INVITROGEN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	33-0373077
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1600 Faraday Avenue
Carlsbad, California 92008
(760) 603-7200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

James R. Glynn
1600 Faraday Avenue
Carlsbad, California 92008
(760) 603-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey T. Baglio, Esq. Marty B. Lorenzo, Esq. Gray Cary Ware & Freidenrich LLP 4365 Executive Drive, Suite 1600 San Diego, CA 92121-2189	Howard L. Armstrong, Esq. Marc Nemer, Esq. Latham and Watkins 701 B Street, Suite 2100 San Diego, California 92101-3542

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

2.25% Convertible Subordinated Notes due 2006	$500,000,000(1)	100%(2)(3)	$500,000,000(2)	$46,000

Common Stock, $.01 par value	5,807,300 shares (4)			—(5)

(1)
Represents the aggregate principal amount of the notes issued by the registrant.
(2)
Estimated solely for the purpose of calculating the Registration Fee pursuant to Rule 457(i) under the Securities Act of 1933, as amended.
(3)
Exclusive of accrued interest and distributions, if any.
(4)
Such number represents the number of shares of Common Stock as are initially issuable upon conversion of the 2.25% Convertible Subordinated Notes due 2006 registered hereby and, pursuant to Rule 416 under the Securities Act of 1933 as amended, such indeterminate number of shares of Common Stock as may be issued from time to time upon conversion of the Notes as a result of the antidilution provisions thereof.
(5)
No additional consideration will be received for the common stock and therefore, pursuant to Rule 457(i), no registration fee is required for these shares.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

PROSPECTUS

$500,000,000
INVITROGEN CORPORATION

2 1/4% Convertible Subordinated Notes due 2006
5,807,300 Shares of Common Stock Issuable on Conversion of the Notes

        This prospectus relates to 2 1/4% Convertible Subordinated Notes due 2006 of Invitrogen Corporation, a Delaware corporation (Invitrogen), held by certain security holders who may offer for sale the notes and shares of our common stock into which the notes are convertible at any time, at market prices prevailing at the time of sale or at privately negotiated prices. The selling security holders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, that may receive compensation in the form of discounts, concessions or commissions. We will not receive any proceeds from this offering.

        You may convert the notes into shares of our common stock at any time before their maturity unless we have previously redeemed or repurchased them. The notes will be due on December 15, 2006. The conversion rate is approximately 11.6146 shares per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of $86.10 per share. The notes are not listed on any securities exchange or included in any automated quotation system. The notes are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages (PORTAL) Market of the National Association of Securities Dealers, Inc. Our common stock is quoted on the Nasdaq National Market under the symbol "IVGN." On March 8, 2002, the last reported sales price for our common stock as quoted on the Nasdaq National Market was $36.89 per share.

        We will pay interest on the notes on June 15 and December 15 of each year. The first interest payment will be made on June 15, 2002. The notes are subordinated in right of payment to all senior debt of Invitrogen. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

        We have the right to redeem all or a portion of the notes that have not been previously converted at the redemption prices set forth in this prospectus on or after December 20, 2005. In the event of a change in control, as described in this prospectus, you may require us to repurchase any notes that you hold.

        Investing in the notes and our common stock involves risk. See "Risk Factors" beginning on page 4.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED
OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
PROSPECTUS. ADDITIONALLY, NO STATE SECURITIES COMMISSION HAS
APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED
UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
ANY REPRESENTATION TO THE CONTRARY
IS A CRIMINAL OFFENSE.

The date of this prospectus is March            , 2002.

        We were incorporated in California in 1989, and reincorporated in Delaware in 1997. Our principal executive offices are located at 1600 Faraday Avenue, Carlsbad, California 92008 and our phone number is (760) 603-7200. We maintain a website at www.invitrogen.com. Our website is not a part of this prospectus.

SUMMARY

        This summary highlights certain important information regarding our business and this offering. We have incorporated certain financial and other information in this prospectus by reference. This summary may not contain all the information that may be important to you. You should carefully read this entire prospectus, especially the section entitled "Risk Factors," as well as any supplemental material and any documents that are incorporated by reference. Unless otherwise stated, all of the information in this prospectus assumes that the initial purchasers' over-allotment option is not exercised. Also, unless the context requires otherwise, references to "Invitrogen," "we," "our," "us," and similar terms refer to Invitrogen Corporation and its consolidated subsidiaries.

Invitrogen Corporation

        We develop, manufacture and market research tools in kit form and provide other research products and services to corporate, academic and government entities. Our research kits simplify and improve many of the activities of molecular biology research, including gene cloning, gene expression and gene analysis techniques. Our kits and products allow researchers to perform these activities more accurately, efficiently and with greater reproducibility compared to conventional research methods. For example, as compared to conventional cloning methods, our proprietary cloning method, known as TOPO Cloning, reduces the time required for a key step in the gene cloning process from 12 hours to five minutes, reduces total experiment completion time from three to five days to one day and increases the cloning success rate from 50-60% to over 90%. Additionally, we are a leading supplier of sera, cell and tissue culture media and reagents used in life sciences research, as well as in processes to grow cells in the laboratory and produce pharmaceuticals and other materials.

        We have completed several acquisitions in order to broaden and improve our product offerings, expand our customer base and enhance our manufacturing, sales and marketing resources. In September 2000, we completed the acquisition of Life Technologies, Inc. This acquisition added substantial revenue and significantly enhanced our gene cloning and gene expression product lines. For example, we believe that we have formed a uniquely integrated operating system for gene cloning and expression by combining our TOPO Cloning technologies, Life Technologies' cDNA library technologies and Gateway cloning technology with our broad line of expression vectors. This product offering has allowed us not only to enhance our leadership position in the high-growth gene cloning and expression market, but also to cross-sell a wide range of molecular biology products and services into our combined customer base. The Life Technologies acquisition also allowed us to enhance significantly our capabilities to manufacture and sell cell culture products. Our sales and marketing group now includes approximately 203 persons and we have approximately 307 customer service and technical support representatives worldwide. In addition, our global manufacturing network now includes facilities in North America, Europe, New Zealand and Japan. We believe this global presence provides significant advantages in delivering products to our customers, rapidly introducing new products and supporting our growing product line.

        In February 2000, Research Genetics, Inc., a leading supplier of products and services, including microarray products, used for analysis of gene function and gene-based drug discovery research, became a wholly-owned subsidiary of Invitrogen. In August 1999, we completed the acquisition of NOVEX, which provided us with a leading product line for gel electrophoresis, a key technique used by molecular biology researchers to analyze protein expression data.

        We believe that continued product innovation is key to maintaining a leading market position in the molecular biology supply market. We have developed a high-throughput gene cloning and expression system by scaling up our TOPO Cloning technology and automating much of the gene cloning and gene expression process. We are using this new technology to clone rapidly collections of full-length genes, which we patent and then license and sell. To date, we have assembled a collection of approximately 2,500 putative full-length cloned human genes that correctly express their specific proteins. In addition, we are using this technology to provide gene cloning and expression services on a contract basis to pharmaceutical, biotechnology and agricultural companies that wish to reduce the time and costs associated with identifying and validating new drug targets and developing novel therapeutics.

        We believe we have assembled one of the broadest portfolios of gene cloning, expression and analysis-related intellectual property in our industry. We currently own over 100 issued patents in the United States, a number of which are also patented in other major industrial countries, and have numerous pending patent applications. We believe our intellectual property portfolio has established us as a licensing partner of choice for corporate and academic researchers who wish to commercialize their gene cloning, gene expression and gene analysis-related discoveries. We believe our leadership position derives from our ability to rapidly enhance the value of the technologies we license by combining them with our existing products and licensed technologies.

        We were incorporated in 1989 under the laws of California and were reincorporated in 1997 under the laws of Delaware. Our principal executive offices are located at 1600 Faraday Avenue, Carlsbad, California 92008. Our telephone number is (760) 603-7200. Our website address is www.invitrogen.com. Our website is not part of this prospectus.

The Offering

Securities Offered	$500,000,000 principal amount of 2 1/4% Convertible Subordinated Notes due 2006, plus up to an additional $100,000,000 principal amount of notes issuable upon exercise in full of the option by the initial purchasers.
Interest	The notes will bear interest at an annual rate of 2 1/4%. Interest is payable on June 15 and December 15 of each year, beginning June 15, 2002.
Maturity Date	December 15, 2006.
Conversion Rights	The notes are convertible at any time prior to maturity into shares of our common stock at a conversion price of $86.10 per share, subject to certain adjustments. This is equivalent to a conversion rate of approximately 11.6146 shares per $1,000 principal amount of notes. Upon conversion, you will not receive any cash representing accrued interest. See "Description of the Notes—Conversion of Notes."
Optional Redemption	We may redeem the notes on or after December 20, 2005 at the redemption price set forth in this prospectus, plus accrued and unpaid interest to, but excluding, the redemption date.
Sinking Fund	None.
Purchase of Notes at Your Option Upon Change in Control	Upon a change in control, you may require us to purchase your notes at 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the purchase date. We may not have sufficient funds to pay the purchase price for all duly tendered notes upon a change in control.

Subordination	The notes will be general unsecured obligations of Invitrogen. The notes will be subordinated in right of payment to all existing and future senior indebtedness. The notes will also be effectively subordinated to the existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. As of December 31, 2001, we had $2.4 million of senior indebtedness outstanding for purposes of the indenture, while our subsidiaries had approximately $8.1 million of outstanding indebtedness and trade payables (excluding intercompany liabilities and liabilities of the type not required to be reflected on a balance sheet in accordance with U.S. generally accepted accounting principles). The notes will rank on parity with our 5 1/2% Convertible Subordinated Notes due 2007. As of December 31, 2001, we had $172.5 million outstanding principal balance of our 5 1/2% Convertible Subordinated Notes due 2007. We and our subsidiaries are not prohibited from incurring senior indebtedness or other debt under the indenture.
Use of Proceeds	We will not receive any proceeds from the sale by the Selling Security Holders of the notes or the underlying common stock.
Trading	The notes are eligible for trading in PORTAL. However, we cannot assure you as to the liquidity of or trading market for the notes. Our common stock is traded on The Nasdaq National Market under the symbol "IVGN."
Registration Rights	The notes offered have not been registered under the Securities Act or any state securities laws, and the notes and the common stock issuable upon conversion of the notes are subject to certain restrictions on transfer. However, pursuant to a registration rights agreement, we have agreed to file a shelf registration statement with the SEC relating to resales of the notes and the common stock issuable upon conversion of the notes. If the shelf registration statement is not filed or declared effective within the prescribed time periods, or does not remain effective for the prescribed period, we will be obligated to pay special interest. Please refer to the sections entitled "Description of the Notes—Registration Rights" and "Notice to Investors."
Transfer Restrictions	The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act and are subject to restrictions on transfer. See "Transfer Restrictions."

Ratio of Earnings to Fixed Charges

	Years Ended December 31,
	2001		2000		1999
Ratio of earnings to fixed charges	—	(1)	—	(1)	14.5	x

(1)
For the years ended December 31, 2001 and 2000, earnings were insufficient to cover fixed charges by $138.0 million and $54.6 million, respectively.

        You should refer to the section entitled "Risk Factors" for an explanation of certain risks related to investing in the notes.

RISK FACTORS

        An investment in the notes involves the following risks. You should carefully consider these risks, together with other matters described in this prospectus, or incorporated into this prospectus by reference, before you purchase any of the notes. If any of the following risks occurs, our business, financial condition or operating results could be materially adversely affected, in such case, the trading price of our securities could decline and you could lose all or part of your investment. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Certain statements in this prospectus (including certain of the following factors) constitute forward-looking statements. Please refer to the section entitled "Forward-Looking Statements."

RISKS RELATED TO OUR BUSINESS

Risks Related to the Growth of Our Business

Failure to manage growth could impair our business.

        Our business has grown rapidly. Our net revenues increased from $55.3 million in 1997 to $629.3 million in 2001. During that same period we significantly expanded our operations in the United States, Europe and Asia-Pacific. The number of our employees increased from 272 at December 31, 1996, to 2,726 at December 31, 2001.

        It is difficult to manage this rapid growth, and our future success depends on our ability to implement:

  •
  research and product development programs;

  •
  sales and marketing programs;

  •
  manufacturing operations at an appropriate capacity;

  •
  customer support programs;

  •
  operational and financial control systems; and

  •
  recruiting and training programs.

        Our ability to offer products and services successfully and to implement our business plan in a rapidly evolving market requires an effective planning, reporting and management process. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures, and to expand and train our workforce worldwide. We also need to continue to manufacture our products efficiently and to control or adjust the expenses related to research and development, marketing, sales and general and administrative activities in response to changes in revenues. If we are not successful in efficiently manufacturing our products or managing such expenses there could be an adverse impact on our earnings.

        Our merger with Life Technologies has required substantial investments in operations, product research and development, administration and sales and marketing. These are significant expenses. Our failure to manage successfully and coordinate the growth of the combined company could have an adverse impact on our revenues and profits.

Failure to integrate successfully Life Technologies and other companies into our operations could reduce our revenues and profits.

        We completed our merger with Life Technologies on September 14, 2000. In addition, since the beginning of 2000, we have acquired Dexter Corporation, Research Genetics, Inc. and Ethrog

Biotechnologies, Ltd. Our integration of the operations of Life Technologies and these previously-acquired companies will continue to require significant efforts, including the coordination of research and development and sales and marketing efforts. We may find it difficult to integrate fully the operations of these acquired companies. A significant number of employees from these acquired companies have left us or we have terminated their employment, and others may leave or have their employment terminated during the continuing integration. Some of these former employees had change-in-control agreements pursuant to which we have made significant lump sum cash payments and are required to maintain certain benefits for a two-year period. We anticipate that there will be additional employee terminations and facility closures related to these previously acquired companies, which will require us to make additional severance or other payments, could result in significant write offs, and could result in litigation.

        Our U.S. headquarters and pre-merger operations are located in Carlsbad, California. As a result of our mergers, we have operations in Frederick, Maryland; Grand Island, New York; and Huntsville, Alabama, as well as locations throughout Europe and Asia-Pacific. We are in the process of relocating certain manufacturing, distribution, and research and development facilities to Carlsbad, California and Grand Island, New York. Because our facilities are physically separated and we are relocating certain facilities, it may be difficult for us to communicate effectively with, manage and integrate these employees and operations with the rest of our company. Such difficulties could seriously damage our operations and consequently our financial results.

        Management may have its attention diverted while trying to continue to integrate Life Technologies and these other companies. Such diversion of management's attention or difficulties in the transition process could have a material adverse impact on us. If we are not able to integrate the operations of all these companies successfully, we may not be able to meet our expectations of future results of operations.

        Factors that will affect the success of our mergers include:

  •
  decrease in customer loyalty and product orders caused by dissatisfaction with the combined companies' product lines and sales and marketing practices, including price increases;

  •
  competitive factors, including technological advances attained by competitors and patents granted to, or contested by competitors, which would result in increased efficiency in their ability to compete against us;

  •
  the ability of the combined company to increase sales of all such companies' products; and

  •
  the ability of the combined company to operate efficiently and achieve cost savings.

        Even if we are able to integrate our acquired operations, we cannot assure you that we will achieve synergies. Our failure to achieve synergies could have a material adverse effect on the business, results of operations and financial condition of the combined company.

Risks Related to Our Sales

Competition in the life sciences research market, and/or a reduction in demand for our products, could reduce sales.

        The markets for our products are very competitive and price sensitive. Other life science research product suppliers have significant financial, operational, sales and marketing resources, and experience in research and development. These and other companies may have developed or could in the future develop new technologies that compete with our products or even render our products obsolete. If a competitor develops superior technology or cost-effective alternatives to our kits and other products, our business, operating results, and financial condition could be materially adversely affected.

        In addition demand for our products may weaken, and cause a material adverse effect on our financial condition. For example, revenue growth from oligonucleotides has slowed in the fourth quarter of 2001, compared to the fourth quarter of 2000, and has continued to show weakness in early 2002. Likewise, reported revenue from custom services has declined in the fourth quarter of 2001, and continues to show weakness in early 2002.

        The markets for certain of our products, such as electrophoresis products, custom primers, amplification products, and fetal bovine serum, are also subject to specific competitive risks. These markets are highly price competitive. Our competitors have competed in the past by lowering prices on certain products. Our competitors may lower prices on these or other products in the future and we may, in certain cases, respond by lowering our prices. This would reduce revenues and profits. Conversely, failure to anticipate and respond to price competition may hurt our market share.

        We believe that customers in our markets display a significant amount of loyalty to their initial supplier of a particular product. Therefore, it may be difficult to generate sales to potential customers who have purchased products from competitors. To the extent we are unable to be the first to develop and supply new products, our competitive position will suffer.

Reduction in research and development budgets and government funding may affect sales.

        Our customers include researchers at pharmaceutical and biotechnology companies, academic institutions, government laboratories and private foundations. Fluctuations in the research and development budgets of these researchers and their organizations could have a significant effect on the demand for our products. Research and development budgets fluctuate due to changes in available resources, mergers of pharmaceutical and biotechnology companies, spending priorities and institutional budgetary policies. Our business could be seriously damaged by any significant decrease in life sciences research and development expenditures by pharmaceutical and biotechnology companies, academic institutions, government laboratories or private foundations.

        In recent years, the pharmaceutical industry has undergone substantial downsizing and consolidation. Additional mergers or corporate consolidations in the pharmaceutical industry could cause us to lose existing customers and potential future customers, which could have a material adverse effect on our business, financial condition and results of operations.

        A significant portion of our sales have been to researchers at academic institutions, government laboratories and private foundations whose funding is dependent upon grants from government agencies such as the U.S. National Institutes of Health (NIH) and similar domestic and international agencies. Although the level of research funding has increased during the past several years, we cannot assure you that this trend will continue. Government funding of research and development is subject to the political process, which is inherently fluid and unpredictable. Our revenues may be adversely affected if our customers delay purchases as a result of uncertainties surrounding the approval of government budget proposals. Also, government proposals to reduce or eliminate budgetary deficits have sometimes included reduced allocations to the NIH and other government agencies that fund research and development activities. A reduction in government funding for the NIH or other government research agencies could seriously damage our business.

        Our customers generally receive funds from approved grants at particular times of the year, as determined by the U.S. federal government. In the past, grants have been frozen for extended periods or have otherwise become unavailable to various institutions without advance notice. The timing of the receipt of grant funds affects the timing of purchase decisions by our customers and, as a result, can cause fluctuations in our sales and operating results.

Loss of distributors may hurt our sales, and distributors may force us to use more expensive marketing and distribution channels.

        Certain of our customers have developed purchasing initiatives to reduce the number of vendors from which they purchase in order to lower their supply costs. In some cases these accounts have established agreements with large distributors, which include discounts and the distributors' direct involvement with the purchasing process. These activities may force us to supply the large distributors with our products at a discount to reach those customers. For similar reasons many larger customers, including the U.S. government, have requested and may in the future request, special pricing arrangements, including blanket purchase agreements. These agreements may limit our pricing flexibility, which could have an adverse impact on our business, financial condition and results of operations. Our pricing flexibility could particularly be affected with respect to electrophoresis products, custom oligonucleotides, amplification products, and fetal bovine serum. For a limited number of customers we have made sales, at the customer's request, through third-party Internet vendors. Although Internet sales through third parties have not had a significant impact to date, it is possible that this method of distribution could have a negative impact on our gross margins, because any commission paid on Internet sales would be an additional cost not incurred through the use of non-Internet vendors.

Risks Related to the Development and Manufacturing of Our Products

Our market share depends on new product introductions and acceptance.

        The market for certain of our products and services is only about 15 years old. Rapid technological change and frequent new product introductions are typical for the market. For example, prepackaged kits to perform research in particular cell lines and already-isolated genetic material are only now coming into widespread use among researchers. Our future success will depend in part on continuous, timely development and introduction of new products that address evolving market requirements. We believe successful new product introductions provide a significant competitive advantage because customers make an investment of time in selecting and learning to use a new product, and are reluctant to switch thereafter. We spend significant resources on internal research and development as well as on technology developed elsewhere to support our effort to develop and introduce new products. To the extent that we fail to introduce new and innovative products, we could fail to obtain an adequate return on these investments and could lose market share to our competitors, which would be difficult or impossible to regain. An inability, for technological or other reasons, to develop successfully and introduce new products could reduce our growth rate or otherwise damage our business.

        In the past we have experienced, and we are likely to experience in the future, delays in the development and introduction of products. We cannot assure you that we will keep pace with the rapid rate of change in life sciences research, or that our new products will adequately meet the requirements of the marketplace or achieve market acceptance. Some of the factors affecting market acceptance of new products include:

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  availability, quality and price as compared to competitive products;

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  the timing of introduction of the product as compared to competitive products;

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  scientists' opinions of the product's utility;

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  citation of the product in published research; and

  •
  general trends in life sciences research.

        The expenses or losses associated with unsuccessful product development activities or lack of market acceptance of our new products could materially adversely affect our business, financial condition and results of operations.

Failure to license new technologies could impair our new product development.

        Our business model of providing products to researchers working on a variety of genetic and related projects requires us to develop a wide spectrum of products. To generate broad product lines it is advantageous sometimes to license technologies from the scientific community at large rather than depending exclusively on the inventions of our own employees. As a result, we believe our ability to in-license new technologies from third parties is and will continue to be critical to our ability to offer new products. A significant portion of our current revenues are from products manufactured or sold under licenses from third parties.

        From time to time we are notified or become aware of patents held by third parties which are related to technologies we are selling or may sell in the future. After a review of these patents, we may decide to obtain a license for these technologies from such third parties. We are currently in the process of negotiating several such licenses and expect that we will also negotiate these types of licenses in the future. We cannot assure you that we will be able to negotiate such licenses on favorable terms, or at all.

        Our ability to gain access to technologies that we need for new products and services depends in part on our ability to convince inventors and their agents or assignees that we can successfully commercialize their inventions. We cannot assure you that we will be able to continue to identify new technologies developed by others Even if we are able to identify new technologies of interest, we may not be able to negotiate a license on acceptable terms, or at all.

Loss of licenses could hurt our performance.

        Some of our licenses do not run for the length of the underlying patent. We may not be able to renew our existing licenses on favorable terms, or at all. If we lose the rights to a patented technology, we may need to stop selling these products and possibly other products, redesign our products or lose a competitive advantage. Potential competitors could in-license technologies that we fail to license and potentially erode our market share for these and other products.

        Our licenses typically subject us to various economic and commercialization obligations. If we fail to comply with these obligations we could lose important rights under a license, such as the right to exclusivity in a certain market. In some cases, we could lose all rights under a license. In addition, certain rights granted under the license could be lost for reasons out of our control. For example, the licensor could lose patent protection for a number of reasons, including invalidity of the licensed patent, or a third party could obtain a patent that curtails our freedom to operate under one or more licenses. We typically do not receive indemnification from a licensor against third-party claims of intellectual property infringement.

Failure to obtain products and components from third-party manufacturers could affect our ability to manufacture and deliver our products.

        We rely on third-party manufacturers to supply many of our raw materials, product components, and in some cases, entire products. Manufacturing problems may occur with these and other outside sources. If such problems occur, we cannot assure you that we will be able to manufacture our products profitably or on time.

Violation of government regulations or voluntary quality programs could result in loss of sales and customers and additional expense to attain compliance.

        Certain cell culture products that our Cell Culture segment manufactures are labeled for in vitro diagnostic use and as such are regulated by the U.S. Food and Drug Administration (FDA) as medical devices. As such, we must register with the FDA as a medical device manufacturer and comply with the Quality System Regulation (formerly known as current good manufacturing practice, or "GMP"). As a registered medical device manufacturer, we must also comply with other regulations such as regulations relating to Medical Device Reporting and Labeling. Failure to comply with these regulations can lead to sanctions by the FDA such as written observations made following inspections, warning letters, product recalls, fines, product seizures and consent decrees. If the FDA were to take such actions, the FDA's observations, warnings, etc. would be available to the public. Such publicity could affect our ability to sell products labeled for in vitro diagnostic use and our ability to sell products to industrial customers engaged in the manufacture of pharmaceuticals.

        Additionally, some of our customers use our products in the manufacturing process for their drug and medical device products, and such end products are regulated by the FDA under GMP. Although the customer is ultimately responsible for GMP compliance for their products, it is also the customers' expectation that the materials sold to them will meet GMP requirements. We could lose sales and customers, and incur products liability claims, if these products do not meet GMP requirements.

        ISO 9001 is an internationally recognized voluntary quality standard that requires compliance with a variety of quality requirements somewhat similar to the GMP requirements. The operations of our Cell Culture segment manufacturing facilities are intended to comply with ISO 9001. Failure to comply with this voluntary standard can lead to observations of non-compliance or even suspension of ISO certification by the certifying unit. If we lose ISO certification, this loss could cause some customers to purchase products from other suppliers.

        If we violate a government mandated or voluntary quality program, we may incur additional expense to comply with the government mandated or voluntary standards. That expense may be material, and we may not have anticipated that expense in our financial forecasts. Our financial results could suffer as a result of these increased expenses.

Risks Related to Our Intellectual Property

Inability to protect our technologies could affect our ability to compete.

        Our success depends to a significant degree upon our ability to develop proprietary products and technologies. However, we cannot assure you that patents will be granted on any of our patent applications. We also cannot assure you that the scope of any of our issued patents will be sufficiently broad to offer meaningful protection. We only have patents issued in selected countries. Therefore, third parties can make, use, and sell products covered by our patents in any country in which we do not have patent protection. In addition, our issued patents or patents we license could be successfully challenged, invalidated or circumvented so that our patent rights would not create an effective competitive barrier. We provide our customers the right to use our products under label licenses that are for research purposes only. These licenses could be contested, and we cannot assure you that we would either be aware of an unauthorized use or be able to enforce the restrictions in a cost-effective manner. We have incurred substantial costs, and are currently incurring substantial costs, in enforcing our intellectual property rights, primarily relating to H minus reverse transcriptase, which is the basis for our Superscript™ and related product lines, and we expect to incur such costs in the future for Superscript and other technologies.

        If a third party claimed an intellectual property right to technology we use, we might need to discontinue an important product or product line, alter our products and processes, defend our right to use such technology in court or pay license fees. Although we might under these circumstances attempt to obtain a license to such intellectual property, we may not be able to do so on favorable terms, or at all. Additionally, if our products are found to infringe a third party's intellectual property, we may be required to pay damages for past infringement, and lose the ability to sell certain products or receive licensing revenues.

Disclosure of trade secrets could aid our competitors.

        We attempt to protect our trade secrets by entering into confidentiality agreements with third parties, our employees and consultants. However, these agreements can be breached and, if they are, there may not be an adequate remedy available to us. If our trade secrets become known we may lose our competitive position.

Intellectual property litigation and other litigation could harm our business.

        Litigation regarding patents and other intellectual property rights is extensive in the biotechnology industry. We are aware that patents have been applied for and, in some cases, issued to others claiming technologies that are closely related to ours. As a result, and in part due to the ambiguities and evolving nature of intellectual property law, we periodically receive notices of potential infringement of patents held by others. We may not be able to resolve these types of claims successfully in the future.

        We are currently enforcing our intellectual property rights through patent litigation in several court actions, primarily relating to H minus reverse transcriptase, which is the basis for our Superscript and related product lines. In the event of additional intellectual property disputes, we may be involved in further litigation. In addition to court actions, patent litigation could involve proceedings before the U.S. Patent and Trademark Office or the International Trade Commission, as well as proceedings brought by affected third parties or by us. Intellectual property litigation can be extremely expensive, and such expense, as well as the consequences should we not prevail, could seriously harm our business. If we do not prevail in our pending patent litigation relating to H minus reverse transciptase,we may be unable to prevent third parties from using this technology in the commercial marketplace. This could cause a material adverse effect on our business.

Risks Related to Our Operations

Litigation may harm our business or otherwise distract our management.

        Substantial, complex or extended litigation could cause us to incur large expenditures and distract our management. For example, lawsuits by employees, stockholders, collaborators, distributors, customers, or end-users of our products or services could be very costly and substantially disrupt our business. Disputes from time to time with such companies or individuals are not uncommon, and we cannot assure you that we will always be able to resolve such disputes out of court or on terms favorable to us.

        In particular, in acquiring Dexter, we assumed certain of Dexter's liabilities, ongoing disputes and litigation. These include personal injury, workers' compensation, automobile, environmental, warranty and product liabilities claims, among others. Unexpected results could cause our financial exposure in these matters to exceed stated reserves and insurance, requiring us to allocate additional funds and other resources to address these liabilities.

Loss of key personnel could hurt our business.

        Our products and services are highly technical in nature. In general, only highly qualified and trained scientists have the necessary skills to develop and market our products and provide our services. In addition, some of our manufacturing positions are highly technical as well. We face intense competition for these professionals from our competitors, customers, marketing partners and other companies throughout our industry. We do not generally enter into employment agreements requiring these employees to continue in our employment for any period of time. Any failure on our part to hire, train, and retain a sufficient number of qualified professionals would seriously damage our business. Additionally, some measures that we implement during the course of integrating Life Technologies into our operations may be disruptive to some of our key personnel, including those in research and development, and cause them to leave us. In 2001 we sold the headquarters of Life Technologies in Rockville, Maryland and are in the process of relocating the operations conducted there to our other facilities. A significant number of our employees have either had their employment terminated or have chosen to terminate their employment rather than relocate. If we were to lose a sufficient number of our key employees, including research and development scientists, and were unable to replace them or satisfy our needs for research and development through outsourcing, it could seriously damage our business.

We have a significant amount of debt which could adversely affect our financial condition.

        In March 2000, we sold $172.5 million of convertible notes to qualified institutional buyers, and in December 2001, we sold an additional $500 million of convertible notes. As a result of these offerings, we have a significant amount of debt and debt service obligations. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the notes, including from cash and cash equivalents on hand, we will be in default under the terms of the loan agreements, or indentures, which could, in turn, cause defaults under our other existing and future debt obligations. Our issuance of the notes also could have a negative effect on our earnings per share, depending on the rate of interest we earn on cash balances, and on our ability to make favorable acquisitions using the proceeds from the notes.

        Even if we are able to meet our debt service obligations, the amount of debt we have could adversely affect us in a number of ways, including by:

  •
  limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements, or other purposes;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business;

  •
  placing us at a competitive disadvantage relative to our competitors who have lower levels of debt;

  •
  making us more vulnerable to a downturn in our business or the economy generally; and

  •
  requiring us to use a substantial portion of our cash to pay principal and interest on our debt, instead of contributing those funds to other purposes such as working capital and capital expenditures.

        In addition, we could lose the tax deduction for interest expense associated with the convertible notes if, under certain circumstances, we issue senior unsecured debt or any obligation to provide consideration for an acquisition of stock or assets of a newly acquired corporation. We also could lose the tax deduction for interest expense associated with the convertible notes if we were to invest in non-taxable investments.

Absence of dividends could reduce our attractiveness to investors.

        Some investors favor companies that pay dividends, particularly in market downturns. We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth and, therefore, we do not currently anticipate paying cash dividends on our common stock in the foreseeable future. See "Dividend Policy."

Our anti-takeover defense provisions may deter potential acquirors and may depress our stock price.

        Certain provisions of our certificate of incorporation, by-laws and Delaware law, as well as certain agreements we have with our executives, could be used by our incumbent management to make it substantially more difficult for a third party to acquire control of us. These provisions include the following:

  •
  we may issue preferred stock with rights senior to those of our common stock;

  •
  we have adopted a stock purchase rights plan (a "poison pill");

  •
  we have a classified Board of Directors;

  •
  our by-laws prohibit action by written consent by stockholders;

  •
  our Board of Directors has the exclusive right to fill vacancies and set the number of directors;

  •
  cumulative voting is not allowed;

  •
  we require advance notice for nomination of directors and for stockholder proposals; and

  •
  a number of our executives have agreements with us that entitle them to payments in certain circumstances following a change in control.

        These provisions may discourage certain types of transactions involving an actual or potential change in control. These provisions may also limit our stockholders' ability to approve transactions that they may deem to be in their best interests and discourage transactions in which our stockholders might otherwise receive a premium for their shares over the then current market price.

Risks Related to Our International Operations

International unrest or foreign currency fluctuations could adversely affect our results.

        Including subsidiaries and distributors, our products are currently marketed in approximately 70 countries throughout the world. Our international revenues, which include revenues from our non-U.S. subsidiaries and export sales, represented 45% of our product revenues in 2001, 39% of our product revenues in 2000 and 33% in 1999. We expect that international revenues will continue to account for a significant percentage of our revenues for the foreseeable future.

        There are a number of risks arising from our international business, including:

  •
  foreign currencies we receive for sales outside the U.S. could be subject to unfavorable exchange rates with the U.S. Dollar and reduce the amount of revenue that we recognize;

  •
  general economic and political conditions in the markets in which we operate;

  •
  potential increased costs associated with overlapping tax structures;

  •
  potential trade restrictions and exchange controls;

  •
  more limited protection for intellectual property rights in some countries;

  •
  difficulties and costs associated with staffing and managing foreign operations;

  •
  uncertain effects of the adoption of unified currency in Europe;

  •
  slower growth in the European market before the unified currency is fully adopted;

  •
  unexpected changes in regulatory requirements;

  •
  the difficulties of compliance with a wide variety of foreign laws and regulations;

  •
  longer accounts receivable cycles in certain foreign countries; and

  •
  import and export licensing requirements.

        A significant portion of our business is conducted in currencies other than the U.S. Dollar, which is our reporting currency. We recognize foreign currency gains or losses arising from our operations in the period incurred. As a result, currency fluctuations between the U.S. Dollar and the currencies in which we do business have caused and will continue to cause foreign currency transaction gains and losses. We cannot predict the effects of exchange rate fluctuations upon our future operating results because of the number of currencies involved, the variability of currency exposures, and the potential volatility of currency exchange rates. We engage in limited foreign exchange hedging transactions to manage our foreign currency exposure, but we cannot assure you that our strategies will adequately protect our operating results from the effects of exchange rate fluctuations.

        In addition, the value of certain currencies, including the Japanese Yen and the Euro, recently has declined against the U.S. Dollar. If these currencies remain at their current levels for all of 2002, revenue reported in U.S. Dollars on sales made in these currencies will decrease and could result in a material negative impact on our revenue for 2002.

        The Asia-Pacific region, Europe, and South America continue to experience somewhat unsteady economic conditions and significant devaluation in currencies in some countries. The economic situation in these regions may result in slower payments of outstanding receivable balances. Our business could be damaged by weakness in the economies and currencies in these regions.

Our business was detrimentally affected by the effects of the terrorist attacks on the United States on September 11, 2001, and we remain vulnerable to the effects of similar types of attacks in the future.

        The terrorist attacks of September 11, 2001 had an adverse impact on our business because of the resulting interference with the delivery of our products. Disruptions in air transportation affected delivery of many of our products and caused a reduction in our revenue for the third quarter of 2001. Any further occurrence of similar events could interfere with the delivery of our products, which may result in an adverse effect on our revenue. Additionally, as the government continues to allocate funds to address issues of homeland security, any shift of government spending away from funding of life sciences research and development may cause our customers to delay or forego purchases of our products, which would have a negative impact on our business.

If our customers or vendors have not upgraded their financial systems for Euro compliance, our business operating results and financial condition may be adversely affected.

        Companies operating in or conducting business in EEC member states need to ensure that their financial and other software systems are capable of processing transactions and properly handling the existing currencies, as well as the Euro. During the third quarter of 2001, we successfully implemented the Euro compliant version of our European software system, and the conversion of the currencies was completed in December 2001 in accordance with European Union requirements. The cost to upgrade the software was $0.3 million. To date we have spent immaterial amounts to comply with these statutory requirements. These assessments have not been independently verified. Also, we have not determined the costs related to any problems that may arise in the future due to the inability of any of our customers or vendors to comply with the statutory requirements. Any such problems may materially adversely affect our business, operating results and financial condition.

Risks Related to The Market For Our Securities

The market price of our stock and convertible notes could be volatile.

        The market price of our common stock has been subject to volatility and, in the future, the market price of our common stock and convertible notes may fluctuate substantially due to a variety of factors, including:

  •
  quarterly fluctuations in our operating income and earnings per share results;

  •
  technological innovations or new product introductions by us or our competitors;

  •
  economic conditions;

  •
  disputes concerning patents or proprietary rights;

  •
  changes in earnings estimates by market research analysts;

  •
  sales of common stock by existing holders;

  •
  loss of key personnel; and

  •
  securities class actions or other litigation.

        The market price for our common stock and the convertible notes may also be affected by our ability to meet analysts' expectations. Any failure to meet such expectations, even slightly, could have an adverse effect on the market price of our common stock and the convertible notes. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business, results of operations and financial condition.

Our operating results may fluctuate in future periods.

        The results of operations for any quarter are not necessarily indicative of results to be expected in future periods. Our operating results have in the past been, and will continue to be, subject to quarterly fluctuations as a result of a number of factors. These factors include, but are not limited to:

  •
  the integration of people, operations and products from acquired businesses and technologies;

  •
  our ability to introduce new products successfully;

  •
  market acceptance of existing or new products and prices;

  •
  competitive product introductions;

  •
  currency rate fluctuations;

  •
  changes in customer research budgets which are influenced by the timing of their research and commercialization efforts and their receipt of government grants;

  •
  our ability to manufacture our products efficiently;

  •
  our ability to control or adjust research and development, marketing, sales and general and administrative expenses in response to changes in revenues; and

  •
  the timing of orders from distributors and mix of sales among distributors and our direct sales force.

Risks Related to Environmental Issues

Incidents related to hazardous materials could adversely affect our business.

        Portions of our operations require the controlled use of hazardous and radioactive materials. Although we are diligent in designing and implementing safety procedures to comply with the standards prescribed by federal, state, and local regulations, the risk of accidental contamination of property or injury to individuals from these materials cannot be completely eliminated. In the event of such an incident, we could be liable for any damages that result, which could adversely affect our business.

        Additionally, any incident could partially or completely shut down our research and manufacturing facilities and operations.

        We generate waste that must be transported to approved storage, treatment and disposal facilities. The transportation and disposal of such waste are required to meet applicable state and federal statutes and regulations. The storage, treatment and disposal of such waste potentially exposes us to environmental liability if, in the future, such transportation and disposal is deemed to have violated such statutes and/or regulations or if the storage, treatment and disposal facilities are inadequate and are proved to have damaged the environment.

        Furthermore, in acquiring Dexter, we assumed certain of Dexter's environmental liabilities, including clean-up of several hazardous waste sites. This may require us to allocate additional funds and other resources to address our environmental liabilities.

Potential product liability claims could affect our earnings and financial condition.

        We face a potential risk of liability claims based on our products or services. We carry product liability insurance coverage which is limited in scope and amount. We cannot assure you, however, that we will be able to maintain this insurance at a reasonable cost and on reasonable terms. We also cannot assure you that this insurance will be adequate to protect us against a product liability claim, should one arise.

RISKS RELATED TO THE NOTES

The notes are subordinated to our other debt and debt of our subsidiaries and are not secured by any of our assets.

        The notes offered hereby are general unsecured obligations ranking junior to all our existing and future "senior indebtedness," as that term is defined in the indenture. In addition, the notes are effectively junior to all our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness. As a result of such subordination, in the event of our bankruptcy, liquidation or reorganization or certain other events, our assets will be available to pay obligations on the notes only after all of our senior indebtedness and all of our secured debt, to the extent of the value of the assets securing that debt, has been paid in full. Consequently, there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. In addition, to the extent our assets cannot satisfy in full the secured indebtedness, the holders of the secured indebtedness would have a claim for any shortfall that would rank senior in right of payment with respect to the notes, if such secured debt were senior indebtedness, or would rank equally in right of payment with the notes if such secured debt were not so classified. The indenture governing the notes does not prohibit or limit our or our subsidiaries' incurrence of additional debt, including senior indebtedness or secured debt, and the incurrence of any such additional indebtedness could adversely affect our ability to pay our obligations on the notes. As of December 31, 2001, we had $2.4 million of senior indebtedness outstanding for purposes of the indenture, while our subsidiaries had approximately $8.1 million of outstanding indebtedness and trade payables (excluding intercompany liabilities and liabilities of the type not required to be reflected on a balance sheet in accordance with U.S. generally accepted accounting principles), all of which would have been structurally senior to the notes.

We may be unable to repay or repurchase the notes at maturity upon a change in control.

        There is no sinking fund with respect to the notes, and the entire outstanding principal amount of the notes will become due and payable at maturity. If we experience a change in control, as defined in the indenture, you may require us to repurchase all or a portion of your notes prior to maturity. See "Description of The Notes—Purchase of Notes at Your Option upon a Change in Control." We may not have sufficient funds or be able to arrange for additional financing to repay the notes at maturity or to repurchase notes tendered to us following a change in control.

        Borrowing arrangements or agreements relating to other indebtedness to which we may become a party may contain restrictions on or prohibitions against our repurchase of the notes. If we cannot obtain the necessary waivers or refinance the applicable borrowings, we would be unable to repurchase the notes. Our failure to repurchase any tendered notes or notes due upon maturity would constitute an event of default of the notes.

An active trading market may not develop for the notes.

        While the outstanding notes are eligible for trading in PORTAL, the Private Offering, Resale and Trading through Automated Linkages Market of the National Association of Securities Dealers, Inc., a screen-based automated market for trading securities for qualified institutional buyers, there is no public market for the notes. The initial purchasers have informed us that they intend to make a market in the notes, but they may cease their market-making activities at any time.

        We do not intend to apply for a listing of any of the notes on any securities exchange. We do not know if an active public market will develop for the notes or, if developed, will continue. If an active market is not developed or maintained, the market price and the liquidity of the notes may be adversely affected.

        In addition, the liquidity and the market price of the notes may be adversely affected by changes in the overall market for convertible securities and by changes in our financial performance or prospects, or in the prospects of companies in our industry. As a result, you cannot be sure that an active trading market will develop for these notes.

FORWARD-LOOKING STATEMENTS

        Any statements in this prospectus about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," "outlook" and similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from the results expressed in the statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus. The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made in this prospectus. Among the key factors that have a direct impact on our results of operations are:

  •
  the risks and other factors described under the caption "Risk Factors" in this prospectus;

  •
  general economic and business conditions;

  •
  industry trends;

  •
  our assumptions about customer acceptance, overall market penetration and competition from providers of alternative products and services;

  •
  our actual funding requirements; and

  •
  availability, terms and deployment of capital.

        Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

        Invitrogen will not receive any proceeds from the sale by the selling security holders of the notes or the shares of common stock immediately on conversion of the notes.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our common stock and do not anticipate paying such cash dividends in the foreseeable future. We currently anticipate that we will retain all of our future earnings for use in the development and expansion of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon our results of operation, financial condition and other factors as the Board of Directors, in its discretion, deems relevant.

PRICE RANGE OF COMMON STOCK

        Our common stock is listed on The Nasdaq Stock Market under the symbol "IVGN." The following table sets forth the high and low trading prices by quarter as reported by The Nasdaq Stock Market.

	High	Low
Year ending December 31, 2002
First quarter (through March 8, 2002)	$62.70	$31.13
Year ending December 31, 2001
First quarter	$85.94	$38.50
Second quarter	79.77	46.35
Third quarter	72.58	55.25
Fourth quarter	73.79	56.55
Year ending December 31, 2000
First quarter	$99.50	$43.63
Second quarter	78.50	36.00
Third quarter	80.00	49.56
Fourth quarter	87.44	53.38

On March 8, 2002, the last sale price for our common stock as reported by The Nasdaq National Market was $36.89 per share. As of March 8, 2002, we had 1,934 stockholders of record.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the ratio of earnings to fixed charges for our company and our subsidiaries for each of the periods indicated. We calculated the ratio of earnings to fixed charges by dividing earnings by total fixed charges. Earnings consist of pretax income plus fixed charges. Fixed charges are defined as the sum of interest expensed plus amortized capitalized expenses related to indebtedness plus an estimate of the interest within rental expense.

	Years Ended December 31,
	2001		2000		1999
Ratio of earnings to fixed charges	—	(1)	—	(1)	14.5x

(1)
For the years ended December 31, 2001 and 2000, earnings were insufficient to cover fixed charges by $138.0 million and $54.6 million, respectively.

DESCRIPTION OF THE NOTES

        We issued the notes under an indenture dated December 11, 2001 between us and State Street Bank and Trust Company of California, N.A., as trustee. The following summarizes some, but not all, provisions of the notes and the indenture. We urge you to read the indenture because the indenture, and not this description, defines your rights as a holder of the notes. A copy of the form of indenture and the form of certificate evidencing the notes is available to you upon request.

        In this section of the prospectus entitled "Description of the Notes," when we refer to "Invitrogen," "we," "our," or "us," we are referring to Invitrogen Corporation and not any of its subsidiaries. You can find the definitions of certain terms used in this section under the subheading "Definitions" on page 23.

General

        The notes are general unsecured obligations of Invitrogen and are subordinate in right of payment as described under "—Subordination of Notes." The notes are convertible into common stock as described under "—Conversion of Notes." The notes are issued in denominations of $1,000 or in multiples of $1,000. The notes will mature on December 15, 2006, unless earlier redeemed at our option or purchased by us at your option upon a change in control.

        Neither we nor our subsidiaries are restricted from paying dividends, incurring debt, or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of Invitrogen, except to the extent described under "—Purchase of Notes at Your Option Upon a Change in Control."

        The notes bear interest at the annual rate of 2 1/4%, which rate may be increased as described in "—Registration Rights." Interest is payable on June 15 and December 15 of each year, beginning June 15, 2002, subject to limited exceptions if the notes are converted, redeemed or purchased prior to the interest payment date. The record dates for the payment of interest are June 1 and December 1. We may, at our option, pay interest on the notes by check mailed to the holders. However, a holder with an aggregate principal amount in excess of $2 million will be paid by wire transfer in immediately available funds upon its election if the holder has provided us with wire transfer instructions at least 10 business days prior to the payment date. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. We are not required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

        Except under limited circumstances described below, the notes are issued only in fully-registered book entry form, without coupons, and are represented by one or more global notes. There is no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Conversion of Notes

        You have the right, at your option, to convert your notes into shares of our common stock at any time prior to maturity, unless previously redeemed or purchased, at the conversion price of $86.10 per share, subject to the adjustments described below. This is equivalent to a conversion rate of approximately 11.6146 shares per $1,000 principal amount of notes.

        Except as described below, we will not make any payment or other adjustment for accrued interest or dividends on any common stock issued upon conversion of the notes. If you submit your notes for conversion between a record date and the opening of business on the next interest payment date (except for notes or portions of notes called for redemption or subject to purchase following a change in control on a redemption date or a purchase date, as the case may be, occurring during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date), you must pay funds equal to the interest payable on the principal amount being converted. As a result of the foregoing provisions, if the exception described in the preceding sentence does not apply and you surrender your notes for conversion on a date that is not an interest payment date, you will not receive any interest for the period from the interest payment date next preceding the date of conversion or for any later period.

        We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash for the fractional amount based upon the closing market price of the common stock on the last trading day prior to the date of conversion.

        If we call the notes for redemption or if the notes are subject to purchase following a change in control, your conversion rights on the notes called for redemption or so subject to purchase will expire at the close of business on the last business day before the redemption date or purchase date, as the case may be, or such earlier date as the notes are presented for redemption or for purchase, unless we default in the payment of the redemption price or purchase price, in which case, your conversion right will terminate at the close of business on the date the default is cured and the notes are redeemed or purchased. If you have submitted your notes for purchase upon a change in control, you may only convert your notes if you withdraw your election in accordance with the indenture.

        The conversion price will be adjusted upon the occurrence of:

        (1)  the issuance of shares of our common stock as a dividend or distribution on our common stock;

        (2)  the subdivision or combination of our outstanding common stock;

        (3)  the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the then current market price per share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

        (4)  the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding: dividends, distributions and rights or warrants referred to in clause (1) or (3) above; dividends or distributions exclusively in cash; and distribution of rights to all holders of common stock pursuant to an adoption of a shareholder rights agreement;

        (5)  the dividend or distribution to all or substantially all holders of our common stock of all-cash distributions in an aggregate amount that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all other all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of our market capitalization on the business day immediately preceding the day on which we declare such distribution; and

        (6)  the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of our market capitalization on the expiration date of such tender offer.

        To the extent that our rights agreement is still in effect, upon conversion of the notes into common stock, the holders will receive, in addition to the common stock, the rights described in our rights agreement, whether or not the rights have separated from the common stock at the time of conversion, subject to certain limited exceptions. See "Description of Capital Stock." If we implement a new rights agreement, we will be required under the indenture to provide that the holders of notes will receive the rights upon conversion of the notes, whether or not these rights were separated from the common stock prior to conversion, subject to certain limited exceptions.

        In the event of:

  •
  any reclassification of our common stock;

  •
  a consolidation, merger or combination involving Invitrogen; or

  •
  a sale or conveyance to another person of the property and assets of Invitrogen as an entirety or substantially as an entirety;

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled to convert their notes into the same type of consideration received by common stock holders immediately prior to one of these types of events.

        You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price.

        We are permitted to reduce the conversion price of the notes by any amount for a period of at least 20 days if our Board of Directors determines that such reduction would be in our best interest. We are required to give at least 15 days prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

        No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

Subordination of Notes

        The payment of the principal of, premium, if any, and interest on the notes is subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness. The notes are not senior in right of payment to our 5 1/2% Convertible Subordinated Notes due 2007. If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we will pay the holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness before we pay the holders of the notes. If the notes are accelerated because of an event of default we must pay the holders of senior indebtedness in full all amounts due and owing under such senior indebtedness before we pay the note holders. Under the terms of the indenture we must promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default under the indenture.

        We may not make any payment on the notes or purchase or otherwise acquire the notes if:

  •
  a default in the payment of any designated senior indebtedness occurs and is continuing beyond any applicable period of grace; or

  •
  any other default of designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from the Company or other person permitted to give such notice under the indenture.

        We are required to resume payments on the notes:

  •
  in case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

  •
  in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received.

        No new payment blockage notice may be given until:

  •
  365 days have elapsed since the effectiveness of the immediately prior payment blockage notice; and

  •
  all scheduled payments on the notes that have come due have been paid in full in cash.

        No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice.

        As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture.

        If either the trustee or any holder of notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

        A portion of our operations are, or in the future may be, conducted through subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, would depend upon the earnings of our subsidiaries. In addition, we would be dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

        Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries' earnings and could be subject to contractual or statutory restrictions.

        Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

        As of December 31, 2001, we had $2.4 million of senior indebtedness outstanding and our subsidiaries had approximately $8.1 million of outstanding indebtedness and trade payables (excluding intercompany liabilities and liabilities of the type not required to be reflected on a balance sheet in accordance with U.S. generally accepted accounting principles) to which the notes will be effectively subordinated. As of December 31, 2001, we had $172.5 million outstanding principal balance of our 5 1/2% Convertible Subordinated Notes due 2007, which rank in parity with the notes offered in this prospectus. Interest on our 5 1/2% Convertible Subordinated Notes due 2007 is due March 1 and September 1 of each year until maturity.

        Neither we nor our subsidiaries are limited from incurring senior indebtedness or additional debt under the indenture. If we incur additional debt, our ability to pay our obligations on the notes could be affected. We expect from time to time to incur additional indebtedness and other liabilities.

        We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee's claims for such payments will be senior to the claims of the note holders.

Definitions:

        "designated senior indebtedness" means any senior indebtedness in which the instrument creating or evidencing the indebtedness, or any related agreements or documents to which we are a party, expressly provides that such indebtedness is "designated senior indebtedness" for purposes of the indenture (provided that the instrument, agreement or other document may place limitations and conditions on the right of the senior indebtedness to exercise the rights of designated senior indebtedness).

        "indebtedness" means:

        (1)  all of our indebtedness, obligations and other liabilities, contingent or otherwise, (A) for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or (B) evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of the assets of Invitrogen or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

        (2)  all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers' acceptances;

        (3)  all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with U.S. generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

        (4)  all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including our obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor;

        (5)  all of our obligations, contingent or otherwise, with respect to an interest rate or other swap, cap, floor or collar agreement or hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

        (6)  all of our direct or indirect guaranties or similar agreements by us in respect of, and all of our obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kinds described in clauses (1) through (5);

        (7)  any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kinds described in clauses (1) through (6).

        "senior indebtedness" means the principal of, premium, if any, interest, including any interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of Invitrogen whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by Invitrogen, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing. Senior indebtedness does not include:

        (1)  indebtedness that expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the notes;

        (2)  our 5 1/2% Convertible Subordinated Notes due 2007;

        (3)  any indebtedness to any of our majority-owned subsidiaries, other than indebtedness to our subsidiaries arising by reason of guarantees by us of indebtedness of such subsidiary to a person that is not our subsidiary;

        (4)  any indebtedness of or amounts owed by us for compensation to our employees, for goods or materials we purchased in the ordinary course of business, or for services; and

        (5)  the notes issued pursuant to the indenture.

Optional Redemption by Invitrogen

        We may redeem the notes on or after December 20, 2005, on at least 20 days and no more than 60 days notice, in whole or in part, at the redemption price equal to 100% of the principal amount, together with accrued interest up to but not including the redemption date; provided that if the redemption date falls after an interest payment record date and on or before an interest payment date, then the interest payment shall be payable to holders of record on the relevant record date.

        If we decide to redeem fewer than all of the notes, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be part of the portion selected for redemption.

        No sinking fund is provided for the notes.

Purchase of Notes at Your Option upon a Change in Control

        If a change in control occurs, you will have the right to require us to purchase all or any part of your notes at a purchase price equal to 100% of the principal amount of the notes together with accrued and unpaid interest to, but excluding, the purchase date. Notes submitted for purchase must be in integral multiples of $1,000 principal amount.

        We will mail to the trustee and to each holder a written notice of the change in control within 25 days after the occurrence of such change in control. This notice shall state certain specified information, including:

  •
  the holders' right to require us to purchase the notes;

  •
  the purchase date, which will be no earlier than 30 days nor later than 45 days from the date the notice is mailed;

  •
  the purchase price;

  •
  information about the interest on the notes;

  •
  the procedures required for exercise of the purchase option upon the change in control; and

  •
  information concerning the holder's rights to withdraw their election to exercise the purchase option if the payment agent receives, not later than the close of business on the second business day preceding the change in control payment date, or such longer period as required by law, notice of holder's intent to withdraw.

        A change in control will be deemed to have occurred if any of the following occurs:

  •
  any "person" or "group" is or becomes the "beneficial owner," of shares of our voting stock representing 50% or more of the total voting power of all classes of our voting stock and/or warrants or options to acquire such voting stock;

  •
  we sell, transfer, lease, convey or otherwise dispose of in one or a series of related transactions all or substantially all of our properties or assets, to any "person," or "group";

  •
  the approval of a plan of liquidation or dissolution of us by the requisite number of our stockholders; or

  •
  the first day on which a majority of the members of our Board of Directors are not Continuing Directors.

        "Continuing Directors" means, at any date of determination, any member of our Board of Directors:

  •
  who was a member of our Board of Directors on the date of initial issuance of the notes; or

  •
  who was nominated for election to our Board of Directors by at least a majority of the directors who were such Continuing Directors at the time of such nomination or election or whose election to our Board of Directors was recommended or endorsed by at least a majority of the directors who were such Continuing Directors at the time of such nomination or election.

        We will under the indenture:

  •
  comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

  •
  file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

  •
  otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a change in control.

        This change in control purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change in control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change in control purchase feature is a result of negotiations between us and the initial purchasers.

        We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of debt, including senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

        Certain of our debt agreements may prohibit our redemption or repurchase of the notes and provide that a change in control constitutes an event of default.

        We may not purchase any note at any time when the subordination provisions of the indenture otherwise would prohibit us from making such repurchase. If we fail to repurchase the notes when required, this failure will constitute an event of default under the indenture whether or not repurchase is permitted by the subordination provisions of the indenture.

        If a change in control were to occur, we may not have sufficient funds to pay the change in control purchase price for the notes tendered by holders. In addition, we may in the future incur debt that has similar change of control provisions that permit holders of this debt to accelerate or require us to repurchase this debt upon the occurrence of events similar to a change in control.

Events of Default

        Each of the following constitutes an event of default under the indenture:

        (1)  we fail to pay principal or premium, if any, on any note when due, whether or not prohibited by the subordination provisions of the indenture;

        (2)  we fail to pay any interest, including any special interest, on any note when due if such failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

        (3)  we fail to perform any other agreement required of us in the indenture if such failure continues for 60 days after notice is given in accordance with the indenture;

        (4)  we fail to pay the purchase price of any note when due, whether or not prohibited by the subordination provisions of the indenture;

        (5)  we fail to provide timely notice of a change in control if such failure continues for 30 days after notice is given;

        (6)  any indebtedness for money borrowed by us or one of our significant subsidiaries (all or substantially all of the outstanding voting securities of which are owned, directly, or indirectly, by us) in an outstanding principal amount in excess of $35 million is not paid at final maturity or upon acceleration and such indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within 30 days after written notice as provided in the indenture; and

        (7)  certain events in bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

        If an event of default, other than an event of default described in clause (7) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (7) above occurs with respect to us, the principal amount of the notes will automatically become immediately due and payable. Any payment by us on the notes following any acceleration will be subject to the subordination provisions described above.

        After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

        Subject to the trustee's duties in the case of an event of default, the trustee is not obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the indenture, applicable law and the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

        No holder has any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

  •
  the holder has previously given the trustee written notice of a continuing event of default;

  •
  the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

  •
  the trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

        However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest on any note on or after the applicable due date or the right to convert the note in accordance with the indenture.

        Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

  •
  we fail to pay principal, premium or interest on any note when due;

  •
  we fail to convert any note into common stock; or

  •
  we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

        We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not Invitrogen, to the officers' knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Modification and Waiver

        We and the trustee may amend or supplement the indenture or the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the note holders. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding note if such amendment, supplement or waiver would:

  •
  change the stated maturity of the principal of, or interest on, any note;

  •
  reduce the principal amount of or any premium or interest on any note;

  •
  reduce the amount of principal payable upon acceleration of the maturity of any note;

  •
  change the place or currency of payment of principal of, or any premium or interest on, any note;

  •
  impair the right to institute suit for the enforcement of any payment on, or with respect to, any note;

  •
  modify the provisions with respect to the purchase right of the holders upon a change in control in a manner adverse to holders;

  •
  modify the subordination provisions in a manner materially adverse to the holders of notes;

  •
  adversely affect the right of holders to convert notes other than as provided in the indenture;

  •
  reduce the percentage in principal amount of outstanding notes required for modification or amendment of the indenture;

  •
  reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

  •
  modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected note holder.

        We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the note holders to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any note holder.

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge into any person in a transaction in which we are not the surviving person or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

  •
  the successor person, if any, is a corporation organized and existing under the laws of the United States, any state of the United States, or the District of Columbia and assumes our obligations on the notes and under the indenture;

  •
  immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

  •
  other conditions specified in the indenture are met.

Registration Rights

        The following summary of certain provisions of the registration rights agreement and the notes is not complete. You should refer to the registration rights agreement and the notes for a full description of the registration rights that apply to the notes.

        Pursuant to a registration rights agreement dated December 11, 2001, we have agreed for the benefit of the holders of the notes, that (i) we will, at our cost, within 90 days after the closing of the sale of the notes, file a shelf registration statement with the SEC with respect to resales of the notes and the common stock issuable upon conversion thereof, (ii) we will use our reasonable best efforts to cause such shelf registration statement to be declared effective by the SEC within 180 days after the closing, and (iii) we will use our best efforts to keep such shelf registration statement continuously effective under the Securities Act until, subject to certain exceptions specified in the registration rights agreement, the second anniversary of the date of the closing.

        We may suspend use of the prospectus that is part of the shelf registration statement during certain periods of time and in certain circumstances relating to pending corporate developments and public filings with the SEC and similar events. If (a) we fail to file the shelf registration statement required by the registration rights agreement on or before 90 days after the closing, (b) such shelf registration statement is not declared effective by the SEC on or prior to 180 days after the closing (the "effective target date") or (c) the shelf registration statement is effective but thereafter ceases to be effective or usable in connection with resales of transfer restricted securities, (as defined below), during the periods specified in the registration rights agreement (each such event referred to in clauses (a) through (c) above will be referred to as a "registration default"), then we will pay special interest to each holder of notes, with respect to the first 90 consecutive-day period immediately following the occurrence of such registration default, an amount equal to an increase in the annual interest on the notes of 0.25% and with respect to each subsequent 90 consecutive-day period, an additional amount equal to an increase in the annual interest rate on the notes of 0.25% until all registration defaults have been cured up to a maximum increase in the annual rate of interest on the notes equal to 1.0%. We will pay all accrued special interest on each subsequent interest payment date in cash. We will make such payment to the holder of the global notes by wire transfer of immediately available funds or by federal funds check and to holders of certificated notes, if any, by wire transfer to the accounts specified by them (to the extent permitted under the indenture) or by mailing checks to their registered addresses if no such accounts have been specified by them. Following the cure of all registration defaults, the accrual of special interest will cease.

        For purposes of the foregoing, "transfer restricted securities" means each note and the common stock issuable upon conversion thereof until (i) the date on which such note or the common stock issuable upon conversion thereof has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement, (ii) the date on which such note or the common stock issuable upon conversion thereof is distributed to the public pursuant to Rule 144 under the Securities Act (or any similar provision then in effect) or is saleable pursuant to Rule 144(k) under the Act or (iii) the date on which such note or the common stock issuable upon conversion thereof ceases to be outstanding.

        Holders of the notes are required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes or the common stock issuable upon conversion thereof included in the shelf registration statement and benefit from the provisions regarding special interest set forth above.

        We will provide to each registered holder of notes, or the common stock issuable upon conversion thereof, who is named in the prospectus and who so requests in writing, copies of the prospectus which will be a part of such shelf registration statement, notify each such holder when such shelf registration statement for the notes or the common stock issuable upon conversion thereof has become effective and taken certain other actions as required to permit unrestricted resales of the notes or the common stock issuable upon conversion thereof. A holder of the notes or the common stock issuable upon conversion thereof that sells such securities pursuant to a shelf registration statement generally will be:

  •
  required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers;

  •
  subject to certain of the civil liability provisions under the Securities Act in connection with such sales; and

  •
  will be bound by the provisions of the registration rights agreement which are applicable to such holder, including certain indemnification and contribution rights and obligations.

        Upon the initial sale of notes or common stock issuable upon conversion thereof, each selling security holder will be required to deliver a notice of such sale to the trustee and us. The notice will, among other things, identify the sale as a transfer pursuant to the shelf registration statement, certify that the prospectus delivery requirements, if any, of the Securities Act have been complied with, and certify that the selling security holder and the aggregate principal amount of securities owned by such selling security holder are identified in the related prospectus in accordance with the applicable rules and regulations under the Securities Act.

Satisfaction and Discharge

        We may discharge our obligations under the indenture while notes remain outstanding if (1) all outstanding notes have or will become due and payable at their scheduled maturity within one year or (2) all outstanding notes are scheduled for redemption within one year, and, in either case, we have deposited with the trustee or a paying agent an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption.

Transfer and Exchange

        We have initially appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

  •
  vary or terminate the appointment of the security registrar, paying agent or conversion agent;

  •
  act as the paying agent;

  •
  appoint additional paying agents or conversion agents; or

  •
  approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

        All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

        We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

Replacement of Notes

        We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Governing Law

        The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles.

Concerning the Trustee

        State Street Bank and Trust Company of California, N.A., the trustee under our 5 1/2% Convertible Subordinated Notes due 2007, has agreed to serve as the trustee under the indenture. The trustee will be permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflict or resign.

        The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Book-Entry, Delivery and Form

        We initially issued the notes in the form of one global security. We deposited the global security with the trustee as custodian for The Depository Trust Company, or DTC, and registered the global security in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called "certificated securities") will be issued only in certain limited circumstances described below.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        Pursuant to procedures established by DTC, upon the deposit of the global security with DTC, DTC credited, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants; the accounts to be credited were initially designated by the initial purchasers. Ownership of beneficial interests in the global security is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

        Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

        So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security may to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        We will make payments of principal of, premium, if any, and interest (including any special interest) on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest (including special interest) on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We do not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

        We expect that transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under the heading "Transfer Restrictions." Although we expect that DTC will follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

        We are authorized to issue up to 125,000,000 shares of common stock, par value $0.01 per share, and 6,405,884 shares of preferred stock, par value $0.01 per share.

        In this section of the prospectus entitled "Description of the Capital Stock," when we refer to "Invitrogen," "we," "our," or "us," we are referring to Invitrogen Corporation and not any of its subsidiaries.

Common Stock

        As of December 31, 2001, 53,000,472 shares of our common stock were outstanding. In addition, 6,988,360 shares of our common stock were reserved and available for issuance pursuant to our employee benefit plans.

        The holders of our common stock are entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Board of Directors, subject to any preferential dividend rights which may be granted to holders of any preferred stock authorized and issued by the Board of Directors. Traditionally, we have not declared and paid dividends. In the event of liquidation, each share of our common stock is entitled to share pro rata in any distribution of our assets after payment or providing for the payment of liabilities and any liquidation preference of any preferred stock authorized and issued by the Board of Directors. Each holder of our common stock is entitled to one vote for each share of our common stock held of record on the applicable record date on all matters submitted to a vote of shareholders, including the election of directors.

        Holders of our common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption rights or sinking fund provisions with respect to our common stock. All outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

        Our Certificate of Incorporation authorizes our Board of Directors to issue up to 6,405,884 shares of preferred stock without any vote or action by our stockholders. Our Board of Directors may issue preferred stock in one or more series and determine the dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms and the designation of, and the number of shares constituting each series. The preferred stock that can be authorized by our Board of Directors could have preference over our common stock with respect to dividends and other distributions and upon our liquidation. In addition, the voting power of our outstanding common stock may become diluted in the event that the Board of Directors issues preferred stock with voting rights.

        In connection with our stock purchase rights agreement, described below, our Board of Directors has designated and reserved for issuance 1,000,000 shares of preferred stock, par value $0.01 per share. We may issue these shares of preferred stock under certain circumstances if, as discussed below, the rights distributed to our stockholders pursuant to the rights agreement become exercisable. We have no present plans to issue, or reserve for issuance, any other series of preferred stock.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Bylaws, Stock Purchase Rights Agreement and Delaware Law

  Certificate of Incorporation and Bylaws

        Our Certificate of Incorporation provides that our Board of Directors may issue, without stockholder action, up to 6,405,884 shares of preferred stock with voting or other rights. As described above, our Board of Directors has designated 1,000,000 shares of preferred stock as Series B Preferred

Stock in connection with a rights agreement adopted in March 2001. Our Certificate of Incorporation also provides that our stockholders do not have cumulative voting rights, and stockholders representing a majority of the shares of common stock outstanding are able to elect all of the directors. Our Bylaws provide that only our President, our Board of Directors and the Chairman of our Board of Directors may call a special meeting of stockholders.

        These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or of our management. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board of Directors and in the policies furnished by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

  Stock Purchase Rights Agreement

        We adopted a stock purchase rights agreement in March 2001. In connection with the rights agreement, our Board of Directors declared and paid a dividend of one preferred share purchase right for each share of our common stock outstanding on March 30, 2001. Each right entitles the holder, under certain circumstances, to purchase from us one one-hundredth of a share of our Series B Participating Preferred Stock, par value $0.01 per share, at a price of $250 per one one-hundredth of a share of Series B Preferred Stock, subject to adjustment.

        Initially, the rights are attached to outstanding certificates representing our common stock, and no separate certificates representing the rights are distributed. The rights will separate from our common stock, be represented by separate certificates and will become exercisable upon the earlier of:

  •
  ten days following a public announcement or disclosure that a person or group has acquired beneficial ownership of 15% or more of our outstanding common stock; or

  •
  ten business days after someone announces they intend to commence a tender offer or exchange offer for 15% or more of our outstanding common stock.

        If the rights become exercisable, each right (other than rights held by an acquiring party) will entitle the holder to purchase, at a price equal to the exercise price of the right, a number of shares of our common stock having a then-current value of twice the exercise price of the right. If, after the rights become exercisable, we agree to merge into another entity or we sell more than 50% of our assets, each right (other than rights held by an acquiring party) will entitle the holder to purchase, at a price equal to the exercise price of the right, a number of shares of common stock of such entity having a then-current value of twice the exercise price.

        We may exchange the rights at a ratio of one share of common stock for each right (other than rights held by an acquiring party) at any time after a person or group acquires 15% or more of our common stock but before such person acquires 50% or more of our common stock. We may also of redeem the rights at our option at a price of $0.001 per right at any time before a person or group has acquired 15% or more of our common stock. Unless our Board of Directors extends the expiration date, the rights expire on the earliest of March 30, 2011, an exchange or redemption of the rights as described above, or the consummation of a merger as described above.

        The rights agreement approved by the Board of Directors is designed to protect and maximize the value of our outstanding equity interests in the event of an unsolicited attempt to acquire us in a manner or on terms not approved by the Board of Directors and that prevent our stockholders from realizing the full value of their shares of our common stock. However, the rights may have the effect of rendering more difficult or discouraging an acquisition of us that is deemed undesirable by our Board of Directors. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our Board of Directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the rights.

  Delaware Law

        We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any "business combination" with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless:

  •
  the Board of Directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the date the interested stockholder attained that status;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        In general, Section 203 defines a business combination to include:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general discussion of certain U.S. federal income tax considerations relevant to holders of the notes and common stock into which the notes may be converted. This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. In this section of the prospectus, we refer to the Internal Revenue Code of 1986, as amended, as the "Code," and the Internal Revenue Service as the "IRS." We can not assure you that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding notes or common stock.

        This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder's circumstances (for example, persons subject to the alternative minimum tax provisions of the Code or a holder whose "functional currency" is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities or currencies, current holders of our stock, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt organizations, and persons holding notes or common stock as part of a hedging or conversion transaction or straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code) may be subject to special rules. The discussion also does not discuss any aspect of state, local or foreign law, or U.S. federal estate and gift tax law as applicable to the holders of the notes and common stock into which the notes may be converted. In addition, this discussion is limited to initial purchasers of notes who acquire the notes at their original issue price within the meaning of Section 1273 of the Code, and who will hold the notes and common stock as "capital assets" within the meaning of Section 1221 of the Code. This summary also assumes that the IRS will respect the classification of the notes as indebtedness for federal income tax purposes.

        All prospective purchasers of the notes are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the notes and the common stock in their particular situations.

U.S. Holders

        In this section of the prospectus, when we us the term "U.S. Holder," we mean a beneficial holder of a note or common stock that for United States federal income tax purposes is (i) a citizen or resident (as defined in Section 7701(b) of the Code) of the United States (unless such person is not treated as a resident of the U.S. under an applicable income tax treaty), (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) formed under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source and (iv) in general, a trust that (1) is subject to the primary supervision of a court within the United States and the control of a United States person as described in Section 7701 (a)(30) of the Code or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. A "Non-U.S. Holder" is any holder of a note or common stock other than a U.S. Holder.

        If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. tax purposes) is a beneficial owner of the notes or common stock into which the notes may be converted, the U.S. tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. As a general matter, income earned through a foreign or domestic partnership is attributed to its owners. A holder of the notes or common stock into which the notes may be converted that is a partnership and partners in such partnership should consult their individual tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes and the common stock into which the notes may be converted.

Interest

        Interest on the notes will generally be included in a U.S. Holder's gross income as ordinary income for U.S. federal income tax purposes at the time it is paid or accrued in accordance with the U.S. Holder's regular method of accounting.

Classification of the Notes

        We do not believe that the potential additional payments payable upon a redemption or upon a failure to comply with our obligations under the registration rights agreement, will cause the notes to be treated as contingent payment debt instruments or as having original issue discount. Therefore, for purposes of filing tax or information returns with the IRS, we will not treat the notes as contingent debt instruments or as having original issue discount. Our position in this regard is binding on U.S. Holders unless they disclose their contrary position. If the notes were treated as contingent payment debt instruments, special rules would apply which could affect the amount, timing and character of the income, gain or loss in respect of an investment in the notes. In the event that we pay liquidated damages, the holders would be required to recognize additional interest income.

Deductibility of Interest Payments

        Under section 279 of the Code, deductions otherwise allowable to a corporation for interest may be reduced or eliminated with respect to "corporation acquisition indebtedness," which is generally defined to include subordinated convertible debt issued to provide consideration for the acquisition of stock or a substantial portion of the assets of another corporation, and either (i) the acquiring corporation has a debt to equity ratio (with assets measured by reference to tax basis for this purpose) that exceeds two-to-one or (ii) the projected earnings (the average annual earnings, determined with certain adjustments, for the three-year period ending on the test date) of the corporation (and possibly the acquired corporation) do not exceed three times the annual interest costs of the corporation (and possibly the acquired corporation). Our deductions for interest on the notes could be reduced or eliminated if the notes meet the definition of corporate acquisition indebtedness in the year of issue. In addition, the notes could become corporate acquisition indebtedness in a later year if we initially meet the debt-to-equity ratio and earnings tests, but fail one or both tests in a later year during which we issue additional indebtedness with respect to a particular acquired corporation. The availability of an interest deduction with respect to the notes was not determinative in our issuance of the notes.

Conversion of Notes Into Common Stock

        A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into common stock except with respect to cash received in lieu of a fractional share of common stock. Cash received in lieu of a fractional share of common stock should generally be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional share generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share. The adjusted basis of shares of common stock received on conversion will equal the adjusted basis of the note converted (reduced by the portion of adjusted basis allocated to any fractional share of common stock exchanged for cash). The holding period of such common stock received on conversion will generally include the period during which the converted notes were held prior to conversion.

        The conversion price of the notes is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the notes as having received a constructive distribution, resulting in ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and/or accumulated earnings and profits, if, and to the extent that certain adjustments in the conversion price, which may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of common stock), increase the proportionate interest of a holder of notes in the fully diluted common stock, whether or not such holder ever exercises its conversion privilege. Therefore, U.S. Holders may recognize income in the event of a deemed distribution even though they may not receive any cash or property. Moreover, if there is not a full adjustment to the conversion ratio of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock generally will be treated as a distribution to such holders, taxable as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and/or accumulated earnings and profits. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive dividend distribution.

Sale, Exchange or Retirement of the Notes

        Each U.S. Holder generally will recognize gain or loss upon the sale, exchange (other than by exercise of the conversion privilege), redemption, retirement or other disposition of notes measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received (except to the extent that such cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income) and (ii) such holder's adjusted tax basis in the notes. Any such gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a note should be capital gain or loss and will generally be long-term capital gain or loss if the note has been held or deemed held for more than 12 months at the time of the sale or exchange. Generally, the maximum long-term capital gains rate for individuals is 20%. Capital gain that is not long-term capital gain is taxed at ordinary income rates. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to such holder less any principal payments received by such holder. The deductibility of capital losses is subject to certain limitations.

The Common Stock

        Distributions, if any, paid on the common stock, to the extent made from our current and/or accumulated earnings and profits, as determined under U.S. federal income tax principles, will be included in a U.S. Holder's income as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) as they are paid. Gain or loss realized on the sale or exchange of common stock will equal the difference between the amount realized on such sale or exchange and the U.S. Holder's adjusted tax basis in such common stock. Such gain or loss will generally be long-term capital gain or loss if the holder has held or is deemed to have held the common stock for more than 12 months. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

        A U.S. Holder of notes or common stock may be subject to "backup withholding" at a rate currently of 30.5% (which percent will be reduced to 30% for payments made after December 31, 2001 and periodically reduced thereafter to 28% in 2006) with respect to certain "reportable payments," including interest payments, dividend payments, proceeds from the disposition of the notes or common stock to or through a broker and, under certain circumstances, principal payments on the notes. These backup withholding rules apply if the holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefore, (ii) fails to report properly interest or dividends, (iii) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding or if (iv) the IRS provides notification that the U.S. Holder has furnished us with an incorrect TIN. Any amount withheld from a payment to a holder under the backup withholding rules is creditable against the holder's federal income tax liability, provided that the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax-exempt organizations and certain foreign persons, provided their exemptions from backup withholding are properly established.

        We will report to the U.S. Holders of notes and common stock and to the IRS the amount of our "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

Non-U.S. Holders

        The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above).

        For purposes of withholding tax on interest and dividends discussed below, a Non-U.S. Holder includes a nonresident fiduciary of an estate or trust. For purposes of the following discussion, interest, dividends and gain on the sale, exchange or other disposition of a note or common stock will be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business and (ii) in the case of a Non-U.S. Holder eligible for the benefits of an applicable U.S. bilateral income tax treaty, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

  Interest

        Generally any interest paid to a Non-U.S. Holder of a note that is not U.S. trade or business income will not be subject to U.S. tax if the interest qualifies as "portfolio interest." Generally interest on the notes will qualify as portfolio interest if (i) the Non-U.S. Holder does not actually, indirectly or constructively own 10% or more of the total voting power of all of our voting stock and is not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the applicable provisions of the Code and (ii) the withholding agent receives a qualifying statement that the owner is not a U.S. resident and does not have actual knowledge or reason to know otherwise. To satisfy the qualifying statement requirements referred to in (ii) above, the beneficial owner of a note must provide a properly executable Form W-8BEN (or appropriate substitute form) prior to payment of interest.

        The gross amount of payments of interest to a Non-U.S. Holder of interest that do not qualify for the portfolio interest exemption and that are not U.S. trade or business income will be subject to U.S. federal income tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. income tax rates rather than be subject to withholding at the 30% or treaty-reduced gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to U.S. trade or business income) at a 30% (or, if applicable, treaty reduced) rate. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, prior to the payment of interest. In addition, a

Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided for payments through qualified intermediaries. A Non-U.S. Holder of a note that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.

  Dividends

        In general, dividends paid to a Non-U.S. Holder of common stock will be subject to withholding of U.S. federal income tax at a 30% rate unless such rate is reduced by an applicable income tax treaty. Dividends that are U.S. trade or business income are generally subject to U.S. federal income tax at regular income tax rates, but are not generally subject to the 30% withholding tax or treaty-reduced rate if the Non-U.S. Holder files the appropriate form with the payor, as discussed above. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be applicable under an income tax treaty. A Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.

  Conversion

        A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of notes into common stock. However, cash (if any) received in lieu of a fractional share or interest not previously included in income will be subject to U.S. federal income tax if it is U.S. trade or business income. Cash received in lieu of a fractional share may give rise to gain that would be subject to the rules described below for the sale of notes.

  Sales, Exchange or Redemption of Notes or Common Stock

        Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a note or common stock generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the note or common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States), or (iv) we are a United States real property holding corporation within the meaning of Section 897 of the Code. We do not believe that we are currently a "United States real property holding corporation" within the meaning of Section 897 of the Code, or that we will become one in the future.

  Information Reporting and Backup Withholding

        Generally, we must report annually to the IRS and to each Non-U.S. Holder any interest or dividend that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty, or any payments of portfolio interest. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, we will have to report to the IRS payments of principal.

        Generally, information reporting and backup withholding of United States federal income tax at a current rate of 30.5% (which percent will be reduced to 30% for payments made after December 31, 2001 and periodically reduced thereafter to 28% in 2006) may apply to payments made by us or any agent of ours to Non-U.S. Holders if the payee fails to make the appropriate certification that the holder is a non-U.S. person or if we or our paying agent has actual knowledge that the payee is a United States person.

        The payment of the proceeds from the disposition of the notes or common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its Non-U.S. Holder status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note or common stock to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will generally not be subject to backup withholding. However, if such broker is (i) a U.S. person, (ii) a controlled foreign corporation for United States tax purposes, (iii) a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a United States trade or business or (iv) a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons (as defined in U.S. Treasury regulations) who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its files of the Non-U.S. Holder's foreign status and certain other conditions are met or you otherwise establish an exemption. Both backup withholding and information reporting will apply to the proceeds of such dispositions if the broker has actual knowledge that the payee is a U.S. Holder.

        Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

        The preceding discussion of certain United States federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax adviser as to particular tax consequences to it of purchasing, holding and disposing of the notes and the common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

SELLING SECURITYHOLDERS

        The notes offered hereby were issued by us and sold by the initial purchasers in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act). The selling security holders (including the initial purchasers' transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock issued upon conversion of the notes.

        The following table sets forth information, as of March 11, 2002, with respect to the selling security holders and the respective principal amounts of notes beneficially owned by each selling security holder that may be offered pursuant to this prospectus. Such information has been obtained from the selling security holders. None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling security holders may offer all or some portion of the notes or the common stock issuable upon conversion of the notes pursuant to this prospectus, no estimate can be given as to the amount of the notes or the common stock issuable upon conversion of the notes that will be held by the selling security holders upon termination of any such sales. In addition, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.

	Principal Amount of Notes	Number of Shares of Common Stock
Selling Security Holder(1)	Beneficially Owned and Offered Hereby(1)	Beneficially Owned(1)(2)	Offered Hereby	Owned After the Offering
AFTRA Health Fund	300,000	3,484	3,484	0
Alpha U.S. Sub Fund VIII LLC	420,000	4,878	4,878	0
Amaranth Securities LLC	4,200,000	48,780	48,780	0
Bank Austria Cayman Islands, LTD.	8,750,000	101,626	101,626	0
B.C. McCabe Foundation	280,000	3,252	3,252	0
Canyon Capital Arbitrage Mater Fund, LTD.	2,000,000	23,228	23,228	0
Canyon MAC 18 LTD. (RMF)	500,000	5,807	5,807	0
Canyon Value Realization Fund (Cayman), LTD.	3,000,000	34,843	34,843	0
Canyon Value Realization Fund, L.P.	1,500,000	17,421	17,421	0
CFFX, LLC	5,000,000	58,072	58,072	0
CIBC WG International Arbitrage	3,500,000	40,650	40,650	0
Credit Suisse First Boston Corporation	5,570,000	64,692	64,692	0
Deephaven Domestic Convertible Trading LTD.	12,400,000	144,018	144,018	0
Deutsche Banc Alex Brown	30,828,000	358,048	358,048	0
Fidelity Financial Trust: Fidelity Convertible Securities Fund	5,000,000	58,072	58,072	0
First Union Securities Inc.	37,770,000	438,675	438,675	0
Global Bermuda Limited Partnership	600,000	6,968	6,968	0
Goldman Sachs and Company	1,030,000	11,962	11,962	0
Granville Capital Corporation	5,000,000	58,072	58,072	0
JMG Capital Partners, LP	10,000,000	116,144	116,144	0
JMG Triton Offshore Fund, LTD	4,000,000	46,457	46,457	0
KBC Financial Products USA	3,250,000	37,746	37,746	0
Lakeshore International Ltd.	2,400,000	27,874	27,874	0
Lincoln National Convertible Securities Fund	500,000	5,807	5,807	0
Lipper Convertibles, L.P.	3,000,000	34,843	34,843	0
Lipper Offshore Convertibles, L.P.	3,000,000	34,843	34,843	0
Lord Abbett Bond Debenture Fund	3,000,000	34,843	34,843	0
Mainstay Convertible Fund	4,060,000	47,154	47,154	0
Mainstay VP Convertible Portfolio	1,270,000	14,750	14,750	0
Morgan Stanley Dean Witter Convertible Securities Trust	3,000,000	34,843	34,843	0
National Fuel & Gas	120,000	1,393	1,393	0
New York Life Insurance Company (Life PT 82)	4,380,000	50,871	50,871	0
New York Life Insurance Company (PR 82)	1,870,000	21,718	21,718	0
New York Life Separate Account #7	540,000	6,271	6,271	0
Newport Investments Inc.	1,130,000	13,124	13,124	0
NMS Services (Cayman) Inc.	8,500,000	98,722	98,722	0
Oxford, Lord Abbett & Co.	1,400,000	16,260	16,260	0
Paloma Securities LLC	3,450,000	42,979	40,069	2,910
Peoples Benefit Life Insurance Company TEAMSTERS	3,500,000	40,650	40,650	0
Ramius Capital Group	400,000	4,645	4,645	0
RCG Halifax Master Fund, LTD.	400,000	4,645	4,645	0
RCG Latitude Master Fund, LTD.	2,600,000	30,197	30,197	0
RCG Multi Strategy LP	1,350,000	15,679	15,679	0
S.A.C. Healthco Fund, LLC	22,000,000	450,656	255,516	195,140
SG Cowen Securities Corp.	10,570,000	122,764	122,764	0
Spear, Leeds, & Kellogg L.P.	1,000,000	11,614	11,614	0
Sunrise Partners LLC	44,350,000	515,098	515,098	0
Teachers Insurance and Annuity Association	7,250,000	84,204	84,204	0
The Northwestern Mutual Life Insurance Company	1,000,000	11,614	11,614	0
Thomas Weisel Partners LLC	4,000,000	46,457	46,457	0
Total Fina Elf Finance USA Inc.	200,000	2,322	2,322	0
TQA Master Fund, LTD.	2,000,000	23,228	23,228	0
TQA Master Plus Fund, LTD.	2,000,000	23,228	23,228	0
Tribeca Investments L.L.C.	2,000,000	23,228	23,228	0
UBS Warburg LLC	9,050,000	137,387	105,110	32,277
Yield Strategies Fund I, LP	1,000,000	11,614	11,614	0

(1)
Information concerning the selling security holders may change from time to time and any such changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the per share conversion price, and therefore the number of shares issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock issuable upon conversion of the notes offered hereby may increase or decrease.
(2)
Assumes a conversion price of $86.10 per share, and a cash payment in lieu of any fractional share interest.

        Information concerning other selling security holders will be set forth in prospectus supplements from time to time, if required. The above table assumes that any other holders of notes or any future transferee from any such holder does not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

PLAN OF DISTRIBUTION

        The notes and common stock offered hereby may be sold from time to time to purchasers directly by the selling security holders. Alternatively, the selling security holders may from time to time offer the notes and common stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holders or the purchasers of notes and common stock for whom they may act as agents. The selling security holders and any underwriters, broker/dealers or agents that participate in the distribution of notes and common stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of notes and common stock by them and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

        The notes and common stock offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, any varying prices determined at the time of sale or at negotiated prices. The sale of the notes and the common stock issuable upon conversion of the notes may be effected in transactions (which may involve crosses or block transactions):

  •
  on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchanges or in the over-the-counter market; or

  •
  through the settlement of short sales.

        At the time a particular offering of the notes and the common stock is made, a prospectus supplement, if required, will be distributed that will set forth the aggregate amount and type of notes and common stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, if any, any discounts, commissions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

        To comply with the securities laws of certain jurisdictions, if applicable, the notes and common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the notes and common stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

        The selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the notes and common stock by the selling security holders. The foregoing may affect the marketability of the notes and the common stock.

        Pursuant to the registration rights agreement, we will pay for all expenses of the registration of the notes and common stock, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; however, the selling security holders will pay all underwriting discounts and selling commissions, if any. The selling security holders will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

LEGAL MATTERS

        The legality of the notes and the common stock issuable on conversion of the notes is being passed upon by Gray Cary Ware & Freidenrich LLP, San Diego, California and Carter, Ledyard & Milburn, New York, New York.

EXPERTS

        The financial statements and schedule incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report.

AVAILABLE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act). In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004, and at the SEC's following regional offices: New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained at prescribed rates from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. Our common stock is listed on the Nasdaq National Market and such reports and other information concerning us may also be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington DC 20006-1506. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and other information statements and other information regarding registrants, including us, that file such information electronically with the SEC.

        We have also filed with the SEC a registration statement on Form S-3 (together with all amendments and exhibits thereto, the registration statement) under the Securities Act of 1933, as amended. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, refer to the registration statement, copies of which you may obtain from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington DC 20549, upon payment of the fees prescribed by the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents we filed with the SEC pursuant to the Exchange Act are incorporated by reference and made a part of this prospectus:

  •
  Annual Report on Form 10-K for the year ended December 31, 2001 filed on March 11, 2002,

  •
  The description of our common stock which is contained in our registration statement on Form 8-A under the Exchange Act on January 29, 1999, including any amendment or reports filed for the purpose of updating such description.

        In addition, all documents and reports we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part of it from the date of filing of those documents. Any statement contained in a document incorporated into this prospectus by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such earlier statement. Any statement modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus.

        Upon written or oral request, we will provide without charge to each person to whom this prospectus is delivered, a copy of any or all documents incorporated by reference in this prospectus (other than any exhibits to those documents not specifically incorporated in those documents by reference). Requests for such documents should be submitted to Invitrogen Corporation, Inc., 1600 Faraday Avenue, Carlsbad, California 92008, Attention: Investor Relations, or made by telephone at (760) 603-7200.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS

        We have adopted provisions in our certificate of incorporation, which the Delaware General Corporation Law permits, that provide that our directors shall not be personally liable to us or our stockholders for monetary damages resulting from a violation of the directors' duty to act with care and in the best interests of the stockholders, except for liability:

  •
  For any breach of a director's duty of loyalty to us or our stockholders;

  •
  For acts or omissions that are not in good faith, or involve intentional misconduct or a knowing violation of the law;

  •
  Under Section 174 of the Delaware General Corporation Law relating to improper dividends or distributions; and

  •
  For any transaction from which the director obtained an improper personal benefit.

        This limitation of liability does not affect the availability of equitable remedies, including injunctive relief or rescission.

        Our by-laws authorize us to indemnify our officers, directors, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law empowers us to enter into indemnification agreements with our officers, directors, employees and agents.

        We have entered into separate indemnification agreements with each of our current directors and executive officers which, in some cases, are broader than the specific indemnification provisions allowed by the Delaware General Corporation Law. The indemnification agreements require us to indemnify the executive officers and directors against liabilities that may arise by reason of status or service as directors or executive officers and to advance expenses they spend as a result of any proceeding against them for which they could be indemnified to the fullest extent permitted by the Delaware General Corporation Law.

        At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us as described above, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

PROSPECTUS

$500,000,000

INVITROGEN CORPORATION

2 1/4% Convertible Subordinated Notes due 2006
5,807,300 Shares of Common Stock Issuable on Conversion of the Notes

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representation as to matters not stated in the prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date of this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee, all amounts are estimates.

SEC registration fee	$144,500
Accounting fees and expenses	$90,000
Legal fees and expenses	$160,000
Printing and engraving expenses	$150,000
Trustee's fees and expenses	$5,000
Transfer agent's and registrar's fees and expenses	$12,500
Miscellaneous expenses, including Listing Fees	$38,000

Total	$600,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law (DGCL) authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances for liabilities incurred in connection with their activities in such capacities (including reimbursement for expenses incurred). The registrant's Restated Certificate of Incorporation provides that the registrant will indemnify its directors and officers to the fullest extent permitted by law and that directors shall not be liable for monetary damages to the registrant or its stockholders for breach of fiduciary duty, except to the extent that the DGCL prohibits elimination or limitation of such liability.

        The registrant's Restated Certificate of Incorporation provides that no director of the registrant will be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the registrant or to its stockholders, (ii) for acts or omissions not made in good faith or involving intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL, or (iv) for any transactions from which the director derives an improper personal benefit. In addition, the registrant's Amended and Restated By-laws provide that any director or officer who was or is a party or is threatened to be made a party to any action or proceeding by reason of his or her services to the registrant will be indemnified to the fullest extent permitted by the DGCL.

        The registrant has entered into agreements with each of its executive officers and directors under which the registrant has agreed to indemnify each of them against expenses and losses incurred for claims brought against them by reason of their being an officer or director of the registrant. There is no pending litigation or proceeding involving a director or officer of the registrant as to which indemnification is being sought, nor is the registrant aware of any pending or threatened litigation that may result in claims for indemnification by any director or executive officer.

ITEM 16. EXHIBITS.

        Exhibits:

Exhibit Number	Description
4.1	Indenture dated December 11, 2001 between the Company and State Street Bank and Trust Company of California, N.A. and Table of Contents of Indenture, including Cross-Reference Table to the Trust Indenture Act of 1989 (1)
4.2
2 1/4% Convertible Subordinated Notes due 2006, Registration Rights Agreement dated as of December 11, 2001 by and among Invitrogen Corporation, and Credit Suisse First Boston Corporation et al., as Initial Purchasers (1)
4.3	2 1/4% Convertible Subordinated Notes due 2006, Purchase Agreement dated February 25, 2000 (1)
5.1	Opinion of Gray Cary Ware & Freidenrich LLP as to the legality of the shares
5.2	Opinion of Carter Ledyard & Milburn as to the legality of the notes*
12.1	Statements Regarding Computations of Ratios
23.1	Consent of Gray Cary Ware & Freidenrich LLP (contained in Exhibit 5.1)
23.2	Consent of Carter Ledyard & Milburn (contained in Exhibit 5.2)
23.3	Consent of Arthur Andersen LLP, independent public accountants
24.1	Power of Attorney (contained in the signature page hereof)
25.1	Statement of Eligibility of the Trustee on Form T-1

(1)
Incorporated herein by reference from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed March 11, 2002.

*
To be filed by amendment.

ITEM 17. UNDERTAKINGS.

        (a)  The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act.

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        Notwithstanding the foregoing, paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (d)  The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (TIA) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of San Diego, State of California on February 28, 2002.

INVITROGEN CORPORATION
By:	/s/ LYLE C. TURNER Lyle C. Turner Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Lyle C. Turner, James R. Glynn and John A. Cottingham, and each of them, with full power of substitution and resubstitution and each with full power to act without the other, his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission or any state, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ LYLE C. TURNER Lyle C. Turner	Chief Executive Officer and Chairman of the Board of Directors	February 28, 2002
/s/ JAMES R. GLYNN James R. Glynn	Executive Vice President, Chief Financial Officer and Director	February 28, 2002
Thomas H. Adams	Director
/s/ JAY M. SHORT Jay M. Short	Director	March 4, 2002
/s/ DONALD W. GRIMM Donald W. Grimm	Director	March 7, 2002
/s/ RAYMOND V. DITTAMORE Raymond V. Dittamore	Director	February 28, 2002
/s/ BRADLEY G. LORIMER Bradley G. Lorimer	Director	March 4, 2002
/s/ WILLIAM J. MERCER William J. Mercer	Director	February 28, 2002
/s/ DAVID E. MCCARTY David E. McCarty	Director	February 28, 2002
/s/ BALAKRISHNAN S. IYER Balakrishnan S. Iyer	Director	February 28, 2002

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Indenture dated December 11, 2001 between the Company and State Street Bank and Trust Company of California, N.A. and Table of Contents of Indenture, including Cross-Reference Table to the Trust Indenture Act of 1989 (1)
4.2
2 1/4% Convertible Subordinated Notes due 2006, Registration Rights Agreement dated as of December 11, 2001 by and among Invitrogen Corporation, and Credit Suisse First Boston Corporation et al., as Initial Purchasers (1)
4.3	2 1/4% Convertible Subordinated Notes due 2006, Purchase Agreement dated February 25, 2000 (1)
5.1	Opinion of Gray Cary Ware & Freidenrich LLP as to the legality of the shares
5.2	Opinion of Carter Ledyard & Milburn as to the legality of the notes*
12.1	Statements Regarding Computations of Ratios
23.1	Consent of Gray Cary Ware & Freidenrich LLP (contained in Exhibit 5.1)
23.2	Consent of Carter Ledyard & Milburn (contained in Exhibit 5.2)
23.3	Consent of Arthur Andersen LLP, independent public accountants
24.1	Power of Attorney (contained in the signature page hereof)
25.1	Statement of Eligibility of the Trustee on Form T-1

(1)
Incorporated herein by reference from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed March 11, 2002.

*
To be filed by amendment.

QuickLinks

Table of Contents
SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
PRICE RANGE OF COMMON STOCK
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF THE NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS